Exhibit 99.1

L BRANDS PROVIDES COVID-19 RELATED UPDATE

March 17, 2020

COLUMBUS, Ohio, March 17, 2020 (GLOBE NEWSWIRE) -- L Brands, Inc. (NYSE: LB) today announced a number of actions in response to the continued spread of novel coronavirus (COVID-19).

Store Closures and Remote Work

With the wellbeing of its customers, associates and communities as its top priority, and to help limit the spread of the Coronavirus, L Brands will temporarily close all Bath & Body Works, Victoria’s Secret and PINK stores in the United States and Canada, effective March 17 through March 29, 2020. Additionally, home office associates have been asked to work from home if possible. All employees will continue to receive pay and benefits during the temporary closure period. These decisions will be re-evaluated as new information becomes available regarding the COVID-19 pandemic. The company will continue to serve customers through its direct channels, www.BathandBodyWorks.com and www.VictoriasSecret.com.

Drawdown of Secured Revolving Credit Facility

As previously disclosed, the company has access to a Secured Revolving Credit Facility, which has an aggregate size of $1 billion and expires in May 2024. In an abundance of caution and as a proactive measure, on March 16, 2020, the company elected to draw down $950 million from its Revolving Credit Facility. After the drawdown, the company has more than $2 billion in cash.

First Quarter 2020 Earnings Guidance Update

Due to the heightened uncertainty relating to the potential impacts of COVID-19 on the company’s business operations, including its duration and its impact on overall demand for merchandise, the company is withdrawing the first quarter 2020 earnings guidance issued on Feb. 26, 2020. The company is not providing an updated outlook at this time.

ABOUT L BRANDS:

L Brands, through Victoria’s Secret, PINK and Bath & Body Works, is an international company. The company operates 2,920 company-owned specialty stores in the United States, Canada, the United Kingdom and Greater China, and its brands are also sold in more than 700 franchised locations worldwide. The company’s products are also available online at www.VictoriasSecret.com and www.BathandBodyWorks.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our company or our management involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by our company or our management:

●	the risk that the transactions contemplated by the Transaction Agreement dated as of Feb. 20, 2020 between the company and SP VS Buyer LP (the “Transaction”) is not consummated, including the risk that required regulatory approvals for the Transaction may not be obtained;

●	diversion of our management’s attention away from other business concerns due to the Transaction;

●	the ongoing obligations of the company in connection with the Transaction;

●	general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

●	the seasonality of our business;

●	the dependence on mall traffic and the availability of suitable store locations on appropriate terms;

●	our ability to grow through new store openings and existing store remodels and expansions;

●	our ability to successfully expand internationally and related risks;

●	our independent franchise, license and wholesale partners;

●	our direct channel businesses;

●	our ability to protect our reputation and our brand images;

●	our ability to attract customers with marketing, advertising and promotional programs;

●	our ability to protect our trade names, trademarks and patents;

●	the highly competitive nature of the retail industry and the segments in which we operate;

●	consumer acceptance of our products and our ability to manage the life cycle of our brands, keep up with fashion trends, develop new merchandise and launch new product lines successfully;

●	our ability to source, distribute and sell goods and materials on a global basis, including risks related to:

●	political instability, significant health hazards, environmental hazards or natural disasters;

●	duties, taxes and other charges;

●	legal and regulatory matters;

●	volatility in currency exchange rates;

●	local business practices and political issues;

●	potential delays or disruptions in shipping and transportation and related pricing impacts;

●	disruption due to labor disputes; and

●	changing expectations regarding product safety due to new legislation;

●	our geographic concentration of vendor and distribution facilities in central Ohio;

●	fluctuations in foreign currency exchange rates;

●	stock price volatility;

●	our ability to pay dividends and related effects;

●	our ability to maintain our credit rating;

●	our ability to service or refinance our debt;

●	shareholder activism matters;

●	our ability to retain key personnel;

●	our ability to attract, develop and retain qualified associates and manage labor-related costs;

●	the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;

●	fluctuations in product input costs;

●	our ability to adequately protect our assets from loss and theft;

●	fluctuations in energy costs;

●	increases in the costs of mailing, paper and printing;

●	claims arising from our self-insurance;

●	liabilities arising from divested businesses;

●	our ability to implement and maintain information technology systems and to protect associated data;

●	our ability to maintain the security of customer, associate, third-party or company information;

●	our ability to comply with regulatory requirements;

●	legal and compliance matters; and

●	tax, trade and other regulatory matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

For further information, please contact:

L Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@lb.com	communications@lb.com

Source: L Brands, Inc.